EXHIBIT 10.3
DOBSON COMMUNICATIONS CORPORATION
DEFERRED COMPENSATION PLAN
ARTICLE I
ESTABLISHMENT AND PURPOSE
     1.1 Establishment. Dobson Communications Corporation (“Company”), hereby establishes an unfunded, nonqualified deferred compensation plan for a select group of highly compensated management employees known as Dobson Communications Corporation Deferred Compensation Plan (“Plan”).
     1.2 Purpose. The Plan shall provide Eligible Employees the ability to defer payment of Base Salary and Bonus that would otherwise be paid by the Company. The Plan is intended to provide Eligible Employees with a degree of flexibility in their financial planning.
     1.3 ERISA Status. The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA.
ARTICLE II
DEFINITIONS
     2.1 Definitions. For purposes of this Plan, the following definitions shall apply:
          (a) “Account” means the recordkeeping accounts maintained in the name of a Participant to which Deferral Amounts and any income, earnings or losses thereon are recorded pursuant to the provisions of Article VI.
          (b) “Base Salary” means the Participant’s annualized gross rate of base salary paid before any deductions of any kind whatsoever.
          (c) “Beneficiary” means the person, persons, trust, or other entity designated by a Participant on a beneficiary designation form adopted by the Company to receive benefits, if any, under this Plan at such Participant’s death pursuant to Section 5.3.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Bonus” means the Participant’s cash bonus which may be earned during each calendar year before any deductions of any kind whatsoever.
          (f) “Change of Control Event” shall mean the occurrence of any of the following:
               (i) The date any person or “persons acting as a group” (as such term is defined under I.R.C. § 409A and the regulations promulgated thereunder) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons, more than 35% of the total combined voting power of all classes of outstanding capital stock of the Company entitled to vote in the election of directors of the Company, on a fully diluted basis, and such ownership represents a greater percentage of such total combined voting power, on a fully diluted basis, than is held by Dobson CC Limited Partnership and its affiliates on such date; or
               (ii) The date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or
               (iii) The sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Company and all of its subsidiaries, taken as a whole, to an entity that is not controlled by the shareholders of the Company or Dobson CC Limited Partnership or any of its affiliates, at the time of such asset sale.
          (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any Regulations relating thereto.
          (h) “Committee” means the Compensation Committee of the Board of Directors of the Company.
          (i) “Deferred Amount” means the portion of a Participant’s Base Salary and Bonus which the Participant elects to defer pursuant to Article IV. Deferred Amounts shall be determined by reference to the Plan Year in which the Base Salary or Bonus deferred under this Plan was earned.
          (j) “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. For purposes of this Plan, the determination of Disability shall be made in the sole and absolute discretion of the Committee.
          (k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (l) “Eligible Employee” means the highly compensated management employees listed on Exhibit A.
          (m) “Participant” means an Eligible Employee who has Deferred Amounts credited to an Account under this Plan.
          (n) “Plan” means this Dobson Communications Corporation Deferred Compensation Plan, as amended from time to time.
          (o) “Plan Year” means the 12-month period beginning on January 1 and ending on December 31.

          (p) “Separation from Service” shall mean Separation from Service as defined by I.R.C. § 409A(a)(2)(A)(1) and the regulations promulgated thereunder.
     2.2 Construction. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
     2.3 Funding. The benefits described in this Plan are contractual obligations of the Company to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Company and shall be subject to the general creditors of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Company may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person. Provided, the Company may establish a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred hereunder. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Company.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     The Committee shall provide employees selected for participation in this Plan with notice of the employee’s selection to become an Eligible Employee under this Plan and permit such Eligible Employee to make an election pursuant to Article IV. Notice may be given at such time and in such manner as the Committee may determine. All determinations regarding eligibility for participation in the Plan will be made by the Committee. The determinations of the Committee shall be final and binding. Eligible Employees who have made an election under this Plan shall continue as a Participant as long as there is a balance credited to his or her Account. In the event a Participant terminates employment and is subsequently rehired by the Company, such individual must be employed by the Company for a period of twelve months before becoming eligible to participate in the Plan again.
ARTICLE IV
ELECTIVE DEFERRALS
     4.1 Deferrals. Elective deferrals may be made with respect to the following sources in accordance with the provisions of Article IV:
          (a) Bonus. An Eligible Employee may elect to defer up to 100% of the Eligible Employee’s Bonus. The amount deferred shall be specified as a percentage or dollar amount of any Bonus which may be earned by an Eligible Employee in a Plan Year.

          (b) Base Salary. An Eligible Employee may elect to defer up to 100% of the Eligible Employee’s Base Salary as long as such deferral does not reduce such Eligible Employee’s Base Salary below an amount necessary to satisfy applicable withholding tax obligations, benefit plan contributions, and income tax withholding obligations.
     4.2 Timing of Deferral Election. An Eligible Employee must file a deferral election form each Plan Year. Except as may be permitted by the Code or the regulations adopted thereunder, the election to defer Base Salary shall apply to Base Salary earned during the Plan Year which commences immediately following the Plan Year in which the election is made and is irrevocable except as otherwise provided herein. Elections to defer Base Salary must be completed and filed before December 31st of the year immediately preceding the Plan Year in which the election is to apply. Unless the Bonus qualifies as performance-based compensation under Section 409A(a)(4)(B)(iii), elections to defer Bonus must be filed before December 31st of the year immediately preceding the Plan Year in which services that the Bonus relates to will be provided. If the Bonus qualifies as performance-based compensation as defined by Section 409A(a)(4)(B)(iii) and any regulations promulgated thereunder, the election must be made no later than six months prior to the end of the performance period. During the first year in which an employee becomes eligible to participate in the Plan, the initial election must be made within 30 days after the date upon which the Company notifies him of his eligibility to participate in the Plan. Such deferral election will only be effective with respect to compensation paid for services to be performed after the election. If an Eligible Employee does not file a deferral election form within the time allowed, such Eligible Employee will be deemed to have elected not to defer receipt of any Base Salary or Bonus earned in the subsequent Plan Year.
     4.3 Election Forms. All elections to defer shall be made on a deferral election form. In addition to the deferral election form that specifies the amount deferred, and the time and form of payment, a Participant may be required by the Committee to complete additional forms such that they have adequate information concerning the Deferred Amount, timing of distributions and the form of payment, if applicable.
     4.4 Hardship Withdrawal Under Qualified Plan. If a Participant makes a “hardship withdrawal” under the Company’s qualified retirement plan and such Participant is prohibited from making future contributions under such qualified retirement plan (and this Plan) by the terms of such qualified retirement plan, then, contributions by the Participant under this Plan shall be suspended until Participant contributions are again permitted under the qualified retirement plan.
ARTICLE V
PAYMENT OF BENEFITS
     5.1 Payment Upon Separation from Service, Death or Disability or Change of Control Event.
          (a) Timing. Unless otherwise distributed in accordance with the terms of this Plan, a Participant’s Account shall become payable at the time and in the form described in this Article following the earlier of (i) a Participant’s Separation from Service, (ii) the date the

Participant is determined by the Committee to have incurred a Disability, (iii) the date of Participant’s death, or (iv) the effective date of a Change of Control.
          (b) Payment Upon Separation from Service or Disability. A Participant may elect payment in the form of a lump sum or annual installment payments payable over a period of 1 to 10 years. The first installment shall commence within 30 days following the Participant’s date of Separation from Service or date of Disability with each subsequent installment paid on or about the anniversary of such date until all installment payments have been paid. If a Participant (i) fails to make an effective election regarding the method of payment or (ii) elects to receive payment in the form of a single lump sum payment, payment will be made in a lump sum within 30 days following the date of Participant’s Separation from Service or Disability. Notwithstanding the foregoing, with respect to the Separation from Service of a Participant who is a key employee (as such term is defined under I.R.C. § 409A and the regulations promulgated thereunder) of the Company, payment shall be delayed for a period of six months following the date of such Participant’s Separation from Service such that payment shall occur on the first business day of the seventh month following the date of Separation from Service.
          (c) Payment Upon Death. If a Participant dies with a balance credited to the Participant’s Account, the then current balance of the Participant’s Account shall be paid to the Participant’s Beneficiary or to his estate in accordance with Section 5.3 in a lump sum within 60 days of the Participant’s date of death.
          (d) Change of Control. In the event of the occurrence of a Change of Control Event, the then current balance of the Participant’s Account shall be paid in a lump sum within 30 days of the effective date of a Change of Control Event.
          (e) Changes in Method of Payment. A Participant may change the method of payment by filing a request with the Committee at least twelve months prior to the date payment is otherwise scheduled to commence. Any request to change the method of payment will not take effect for twelve months following the date it is received by the Committee and the first payment with respect to such election is made will be deferred for a period of five years from the date such payment would otherwise have been made.
     5.2 Scheduled In-Service Withdrawal. A Participant may schedule distribution of the Deferred Amounts attributable to a particular Plan Year (“Scheduled In-Service Withdrawal”) to commence in January at least one year after the end of the Plan Year in which the amounts deferred would have otherwise been paid. Participants must request a Scheduled In-Service Withdrawal at the time the election to defer is made for that Plan Year. If a Participant fails to elect a Scheduled In-Service Withdrawal on the date that the election to defer for that Plan Year is made, the Participant will not be eligible to obtain a Scheduled In-Service Withdrawal for deferrals made in such Plan Year.
          (a) Payment Method. Payment of Scheduled In-Service Withdrawals will be made in the form of a lump sum payment.

          (b) Postponement. A Participant may postpone payment of a Scheduled In-Service Withdrawal to a date that is at least five years later than the previous Scheduled In-Service Withdrawal date by filing a written request at least twelve months prior to the date payment was otherwise scheduled to begin.
          (c) Cancellation. In the event of the Participant’s death, Separation from Service or Disability, payment of the Participant’s Account shall be determined with respect to elections made in reference to distribution events described in Section 5.1, without regard to the otherwise Scheduled In-Service Withdrawal which shall be deemed to be cancelled.
     5.3 Beneficiary Designations. A Participant shall designate on a beneficiary designation form a Beneficiary who, upon the Participant’s death, will receive amounts that otherwise would have been paid to the Participant under the Plan. All Beneficiary designations must be in writing. Beneficiary designations will be effective only if and when delivered to the Committee during the lifetime of the Participant. A Participant may change a Beneficiary or Beneficiaries by filing a new beneficiary designation form. The latest beneficiary designation form shall apply to the combined Accounts and subaccounts of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Beneficiary to whom benefits under the Plan remain unpaid dies after the Participant and the Participant failed to specify a contingent Beneficiary on the appropriate Beneficiary designation form, the balance of the Participant’s Account will be paid to such Beneficiary’s estate. If a Participant fails to designate a Beneficiary with respect to any death benefit payments or if such designation is ineffective, in whole or in part, any payment that otherwise would have been paid to such Participant shall be paid to the Participant’s surviving spouse. If there is no surviving spouse, any payment that would have otherwise been paid to such Participant shall be paid to the Participant’s estate.
     5.4 Unforeseeable Emergency. If the Participant experiences an unforeseeable emergency, payment of the Participant’s Account that is attributable to Deferred Amounts and any earnings thereon, or a portion thereof, prior to the date the Participant’s Account is otherwise payable may occur with the approval of the Committee subject to the following conditions:
               (i) The maximum emergency withdrawal cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (the liquidation of such assets would not itself cause severe financial hardship).
               (ii) The Participant must submit a written request to the Committee at least 30 days prior to the date the Participant requests payment. The written notice must state the reason necessitating the early payment and provide documentation that the financial hardship cannot be satisfied by other assets;
               (iii) The emergency must result from a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code), (2) loss of the Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The need to send a Participant’s child to college or the desire to purchase a home shall not be considered emergencies for purposes of this Subsection 5.4;
               (iv) The determination regarding the Participant’s eligibility for a payment from their Account due to an unforeseeable emergency shall be made in the sole and absolute discretion of the Committee and the Participant shall not have the right to appeal a decision by the Committee; and
               (v) In the event a Participant receives an emergency payment from their Account due to an unforeseeable emergency, all deferrals elected for such Plan Year shall cease, and the Participant shall not be eligible to participate in the Plan for one additional full Plan Year.
ARTICLE VI
ACCOUNTS AND INVESTMENT
     6.1 Establishment of Account. The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant’s interest under the Plan. The Committee shall maintain within each Participant’s Account such subaccounts as may be necessary to identify each separate Deferred Amount and any earnings or losses attributable thereto, by reference to the Plan Year to which each Deferred Amount relates. The combination of the subaccounts maintained in the name of a Participant shall comprise the Participant’s Account.
     6.2 Investment of Account. The Committee will offer more than one benchmark fund as a deemed investment alternative. The benchmark funds offered will be determined in the sole discretion of the Committee. Each Participant may select among the different benchmark funds offered. The deemed investments in benchmark funds are only for the purpose of determining the Company’s payment obligation under the Plan. A Participant who has a choice of more than one such benchmark fund may, as frequently as daily, modify his election of benchmark funds through a procedure designated by the Committee. Such modification will be in accordance with rules and procedures adopted by the Committee.
     6.3 Balance of Account. The balance of each Participant’s Account shall include Deferred Amounts, plus income and gains credited with respect to the deemed investments selected by the Participant based on the benchmark funds provided by the Committee. Losses from the deemed investments in the benchmark funds shall reduce the Participant’s Account balance.
     6.4 Vesting. Subject to the conditions and limitations on payment of benefits under the Plan, a Participant shall always have a fully vested and nonforfeitable beneficial interest in the balance standing to the credit of the Participant’s Account.

     6.5 Account Statements. The Committee shall provide each Participant with a statement of the status of the Participant’s Account under the Plan. The Committee shall provide such statement quarterly or at such other times as the Committee may determine. Account statements shall be in the format prescribed by the Committee.
ARTICLE VII
ADMINISTRATION
     7.1 Administration. The Plan shall be administered, construed and interpreted by the Committee. The Committee shall have the sole authority and discretion to determine eligibility and to construe the terms of the Plan. The determinations by the Committee as to any disputed questions arising under the Plan, including the eligibility to become a Participant in the Plan and the balance of their Account under the Plan, and the construction and interpretation by the Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Participants, Beneficiaries and the Company. The Committee may, by resolution, in its discretion, delegate certain administrative duties to a committee comprised of officers of the Company. References to “Committee” in this Article VII shall include the Committee as well as any designees.
     7.2 Indemnification and Exculpation. The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.
     7.3 Rules of Conduct. The Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.
     7.4 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more if its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. The Company shall pay all expenses of the Committee.
     7.5 Records of Administration. The Committee shall keep records reflecting the administration of this Plan which shall be subject to audit by the Company.
     7.6 Expenses. The expenses of administering the Plan shall be borne by the Company.

     7.7 Claims Review Procedures. The following claim procedures shall apply to the Plan.
          (a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:
               (i) The specific reasons for the denial;
               (ii) Specific reference to pertinent Plan provisions on which the denial is based;
               (iii) A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;
               (iv) An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and
               (v) If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in Section 7.7(a)(iv).
          (b) Decisions After Review. The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
          (c) Other Procedures. Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.
     7.8 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7.7 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under Section 7.7. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.
     7.9 Effect of Fiduciary Action. The Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of the Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. Except as stated in Section 7.8, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee or any Plan fiduciary has been granted discretionary authority under the Plan, the Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in it sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors’ approval, may amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with the Committee’s or a Plan fiduciary’s interpretation. All actions taken and all determinations made in good faith by the Committee or a Plan fiduciary shall be final and binding upon all persons claiming any interest in or under the Plan.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Effect on Other Plans. Deferred Amounts shall not be considered as part of a Participant’s compensation for the purpose of any qualified employee pension plans maintained by the Company in the Plan Year in which any deferral occurs under this Plan. However, such amounts may be taken into account under all other employee benefit plans maintained by the Company in the year in which such amounts would have been payable absent the deferral election; provided, such amounts shall not be taken into account if their inclusion would jeopardize the tax-qualified status of the plan to which they relate.
     8.2 Conditions of Employment Not Affected by Plan. The establishment and maintenance of the Plan shall not be construed as conferring any legal rights upon any Participant to the continuation of employment with the Company, nor shall the Plan interfere with the rights of the Company to discharge any Participant with or without cause.

     8.3 Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit shall cease and terminate.
     8.4 Tax Consequences Not Guaranteed. The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) in the event the Plan is terminated or amended or because of change in Plan design or funding.
     8.5 Severability. If any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.
     8.6 Tax Withholding. The Company may withhold from a payment or accrued benefit or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment or accrued benefit and such sums as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.
     8.7 Governing Law. This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in the Plan be construed to mean that the Plan is subject to any particular provisions of ERISA. The Plan shall be governed and construed in accordance with federal law and the laws of the State of Oklahoma, except to the extent such laws are preempted by ERISA.
ARTICLE IX
AMENDMENT AND TERMINATION
     The Board may amend, modify or terminate the Plan at any time and in any manner. No amendment may reduce the then vested Account balance of any Participant. In the event of a termination of the Plan, no further deferrals shall be made under the Plan and the Participant’s Account balances shall be paid in a lump sum within 60 days of the date of termination unless the timing of distribution is restricted by the provisions of I.R.C. Section 409A.
     In the case of dissolution or liquidation of the Company, the Plan shall terminate at the time of such event and Participant Accounts shall be distributed in a lump sum.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, effective as of June 29, 2007.

DOBSON COMMUNICATIONS CORPORATION, an Oklahoma corporation
By:	/s/ Steven P. Dussek
Steven P. Dussek
Chief Executive Officer and President

EXHIBIT A
DOBSON COMMUNICATIONS CORPORATION
DEFERRED COMPENSATION PLAN
ELIGIBLE EMPLOYEES
All of the Officers of the Company that are employees